Exhibit 99.1

Investor Contact:	Corporate Contact:	Media Contact:
Doug Sherk / Jenifer Kirtland	Steve Martin	Amber Winans
415-896-6820	858-795-7525	858-795-7584
jkirtland@evcgroup.com	IR@bakbone.com	amber.winans@bakbone.com

BakBone Software Announces Acquisition of ColdSpark

Provides Entrée into Rapidly Growing Enterprise Message Management Market

SAN DIEGO, Calif. — May 14, 2009 — BakBone Software Incorporated (Pink Sheets: BKBO), a global provider of heterogeneous integrated data protection solutions, today announced that it has completed the acquisition of ColdSpark, a leading provider of enterprise email infrastructure solutions and platforms. Under the terms of the agreement, BakBone will pay $15.938 million for the Company, consisting of $8.125 million in cash and 18,169,780 common shares with a deemed value of $7.813 million, with payments extending over three years. In connection with the closing, BakBone will pay cash of $750,000 and issue 9,117,877 common shares which will be subject to certain selling restrictions.

“This acquisition provides BakBone with a strong entrée into the rapidly-growing enterprise message management market,” said Jim Johnson, president and chief executive officer, BakBone. “ColdSpark is a leader in managing global messaging infrastructures, with an established presence with some of the world’s largest companies in industries including financial services, manufacturing and media and a growing identified pipeline opportunity of more than $7.0 million. BakBone’s data protection platform, combined with ColdSpark’s SparkEngine™ Open Mail Transport Platform, will allow customers to improve corporate compliance, mitigate risk, improve performance and reduce operational costs. The combination further advances our Integrated Data Protection strategy through the expansion of our product portfolio, as well as access to a large and growing new market.”

ColdSpark, based in Broomfield, Colo., is a leading provider of enterprise email infrastructure solutions and platforms. The Company’s flagship SparkEngine Mail Transport Platform enables customers to enhance the power of their email to drive revenue, build customer relationships and improve business efficiency, while ensuring security, compliance and performance. Customers include many of the world’s largest financial services companies such as Merrill Lynch, as well as companies in the entertainment and hospitality industries like Fairmont Hotels and Starz Encore, among others.

“We are very excited to be joining the BakBone team,” said Scott Brown, co-founder and chief technology officer, ColdSpark. “We share a common vision about the increasing importance of email security compliance, an area which continues to grow. With this transaction, ColdSpark will have the resources necessary to realize the full potential of our technology and bring a broader set of products to a larger customer base much faster.”

An industry visionary, Brown will join BakBone Software as the General Manager of BakBone’s new Message Management Division. The new Division will focus on expanding the Company’s capacity to allow enterprise customers to more effectively manage and control messaging to improve overall customer care and compliance.

BakBone Software retained Craig-Hallum Capital Group LLC as its financial advisor and Morrison & Foerster LLP as its legal advisor.

About BakBone Software

BakBone is committed to making data protection a simple, straightforward process while delivering its Integrated Data Protection (IDP) strategy through an award-winning product suite. This suite provides unprecedented capabilities not only to protect critical data – but more importantly, to ensure the availability of that data as well. BakBone’s products offer a single point of control for managing resources across all platforms, providing improved operational efficiency, reduced system downtime, improved availability and enhanced security to support the business growth of enterprise environments. Thousands of users worldwide leverage BakBone’s IDP approach to simplify the management of multi-platform environments with a portfolio of backup, disaster recovery, replication and storage reporting solutions for Linux, Windows, Unix and Mac OS environments. These scalable data protection solutions address the demands of Global 5000 organizations and are distributed through a worldwide network of select OEM partners, strategic partners, resellers and solution providers. BakBone is headquartered in San Diego, Calif. For more information about BakBone, visit www.bakbone.com or email info@bakbone.com.

Safe Harbor

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. The potential risks and uncertainties may include, but are not limited to: risks that the anticipated benefits of the acquisition will not be achieved; risks that the identified pipeline will not result in anticipated revenues; risks that the integration will take longer, cost more or result in more management distraction than anticipated; risks that future resale of the shares issued in the acquisition will have an adverse impact on the trading price of the BakBone common shares; the deteriorating economic and market conditions that could lead to reduced spending on information technology products; competition in our target markets; potential capital needs; management of future growth and expansion; the development, implementation and execution of the Company’s Integrated Data Protection (IDP) strategic vision; risk of third-party claims of infringement; protection of proprietary information; customer acceptance of the Company’s existing and newly introduced products and fee structures; and the success of BakBone’s brand development efforts; risks associated with strategic alliances; reliance on distribution channels; product concentration; need to develop new and enhanced products; potential product defects; our ability to hire and retain qualified employees and key management personnel; and risks associated with changes in domestic and international market conditions and the entry into and development of international markets for the Company’s products. Our forward-looking statements should be considered in the context of these and other risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in our current report filed with the relevant Canadian securities regulators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made, other than as required under applicable securities laws.

BakBone®, BakBone Software®, NetVault®, Application Plugin Module™, BakBone logo®, Integrated Data Protection™, Redefining Data Protection™, Constant Data™, Constant Data logo™, Constant Replicator™, OnDemand Replicator™, and Constant HA Cluster™, are all trademarks or registered trademarks of BakBone Software, Inc., in the United States and/or in other countries. All other brands, products or service names are or may be trademarks, registered trademarks or service marks of, and used to identify, products or services of their respective owners.